Exhibit 99.1

FOR IMMEDIATE RELEASE

Counsel Corporation Establishes Counsel RB Capital

April 2, 2009 – Toronto, Ontario - Counsel Corporation ("Counsel") (TSX:CXS) announced today that its 91%-owned subsidiary, C2 Global Technologies Inc. (“C2”) (OTCBB: COBT), in partnership with Jonathan and Adam Reich, has established Counsel RB Capital LLC (“Counsel RB”).  Counsel RB specializes in the acquisition and disposition of distressed and surplus assets throughout United States and Canada, including industrial machinery and equipment, real estate, inventories, accounts receivable~~s~~ and distressed debt.  In addition to purchasing various types of assets, Counsel RB also arranges traditional asset disposition services such as on-site and webcast auctions, liquidations and negotiated sales.

Jonathan and Adam Reich, Co-CEOs of Counsel RB, are former practicing bankruptcy attorneys and have been assisting legal, financial and corporate clients with their surplus asset management needs for over 20 years. They both have extensive experience representing debtors and secured and unsecured creditors with complex asset transactions that arise from bankruptcies, plant closures and restructuring situations, and over the years have recovered millions of dollars from asset dispositions on behalf of their clients.

"We are extremely pleased that Jonathan and Adam have agreed to lead our new initiative at Counsel RB" said Allan Silber, Chairman and CEO of Counsel and C2. Mr. Silber added, "Both Adam and Jonathan have successful track records of investing in and divesting of a variety of asset classes from distressed and restructuring opportunities. We believe that the business of Counsel RB is not only timely, because of the current state of the economy throughout North America, but also opportunistic in that it supports Counsel’s long-term growth and value creation strategy."

"The financial support and resources that we can access by joining the Counsel group will enable us to pursue all types of assets, ranging from complete facilities to single assets," commented Jonathan Reich, Co-CEO. "We will continue to service the legal, financial and corporate community with their distressed and surplus assets along with a wider range of services, including traditional asset disposition services such as auctions, liquidations, and negotiated sales," said Adam Reich, Co-CEO.

About Counsel Corporation
Counsel Corporation (TSX: CXS) is an international asset management firm that actively partners with businesses to achieve shared success and to unlock value through leveraging our relationships, our access to capital and our strategic market experience.  For further information, please visit Counsel’s website at www.counselcorp.com.

Forward-Looking Statements
The statements made in this release that are not historical facts contain forward-looking information that involves risks and uncertainties.  All statements, other than statements of historical facts, which address Counsel’s expectations, should be considered as forward-looking statements.  Such statements are based on knowledge of the environment in which Counsel currently operates, but because of the factors listed herein, as well as other factors beyond Counsel’s control, actual results may differ materially from the expectations expressed in the forward-looking statements.  Important factors that may cause actual results to differ from anticipated results include, but are not limited to, obtaining necessary approvals and other risks detailed from time to time in Counsel’s securities and other regulatory filings.

Contact:	Stephen Weintraub Executive Vice President, Secretary & CFO saw@counselcorp.com Tel: (416) 866-3058